Press Release                  Source: Orbit E-Commerce Inc.

Orbit E-Commerce Inc. Closes on Acquisition of the IPTV
Video Internet Business of PureNet.TV Canada Inc.

Monday January 3, 7:00 am ET

TORONTO, Jan. 3 /PRNewswire-FirstCall/ -- Orbit E-Commerce
Inc. (OTC Bulletin Board: OECI - News) announced today it has closed on its acquisition of the IPTV business of PureNet.TV Canada Inc. as previously announced on December
29, 2004.

According to the Agreement, Orbit E-Commerce has acquired all of the assets of PureNet.TV Canada Inc. and strategic partnerships with equipment, software and content suppliers in exchange for 15 million restricted voting common shares.

"This closing is another example of how Orbit E-Commerce Inc. is executing on its growth plan and building shareholder value," said Douglas C. Lloyd, President and CEO of Orbit E-Commerce Inc. "The acquisition of the IPTV business and strategic partnerships of PureNet.TV Canada Inc. is an important milestone for Orbit E-Commerce Inc. and places the Company at the forefront in being able to offer consumers highly competitive video and related services."

About OECI

Orbit E-Commerce Inc. was established in 2000 for the purpose of capitalizing on management's vision and expertise in the field of Internet-based communications systems, products, and services. The acquisition of PureNet.TV Canada Inc. will allow OECI to extend its communications vision and expertise into the market for IPTV video/internet services which is poised to experience rapid growth.

About PureNet.TV Canada Inc.

A private company, incorporated in the Province of Ontario, Canada, PureNet, is a privately funded company formed to research and develop a highly competitive IPTV technology and services and establish relationships with video content providers and equipment suppliers.

Forward Looking Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions included potential issues relating to interoperability, inability to introduce new products, changes in market conditions, government regulations, technological changes and other factors. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.